Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ON SEMICONDUCTOR CORPORATION

ON Semiconductor Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “NINTH” so that, as amended, said Section of said Article shall be and read as follows:

“NINTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not fewer than six (6) nor more than eleven (11) directors (exclusive of directors referred to in the following paragraph), the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office. Prior to the annual meeting of stockholders to be held in 2017 (the “2017 Annual Meeting”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of stockholders, prior to the 2017 Annual Meeting, each class of directors whose term shall then expire shall be elected to hold office as follows: (i) all directors of the Corporation (Class III) elected at the annual meeting of stockholders to be held in 2014 shall be elected for three (3) years, (ii) all directors of the Corporation (Class I) elected at the annual meeting of stockholders to be held in 2015 shall be elected for two (2) years and (iii) all directors of the Corporation (Class II) elected at the annual meeting of stockholders to be held in 2016 shall be elected for one (1) year. At the 2017 Annual Meeting, and every annual meeting of stockholders thereafter, the Board of Directors shall not be classified and each director shall be elected for a term expiring at the next annual meeting of stockholders, with each such director to hold office until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article FOURTH of this Amended and Restated Certificate of Incorporation and any resolution or resolutions adopted by the Board pursuant thereto.”

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing the Article numbered “TENTH” so that, as amended, said Article shall be and read as follows:

“TENTH: [INTENTIONALLY LEFT BLANK.]”

3. That the foregoing proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by approval of the Board of Directors and by the affirmative vote of stockholders of the Corporation representing not less than sixty-six and two thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote, considered for purposes of this vote as a single class.

IN WITNESS WHEREOF, ON Semiconductor Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Executive Vice President, Chief Financial officer and Treasurer and attested by its Senior Vice President, General Counsel and Secretary, who declare under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to their knowledge, this 28 day of May, 2014.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Bernard Gutmann
Name:	Bernard Gutmann
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

Attest:

By:	/s/ George H. Cave
Name:	George H. Cave
Title:	Senior Vice President, General
Counsel and Secretary